Exhibit 10.1

31 May 2006 TRANSITIONAL SERVICES AGREEMENT relating to Travelex Money Transfer Limited (1) TRAVELEX LIMITED (2) TRAVELEX MONEY TRANSFER LIMITED (3) COINSTAR, INC.

Contents

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	1

2.	SERVICES	5

3.	ASSISTANCE BY THE COMPANY AND BUYER	6

4.	PAYMENT OF FEES	7

5.	TERM	9

6.	OPERATION OF THE OVERSEAS BUSINESS	10

7.	BRANDING AND TRADE MARKS	10

8.	FORCE MAJEURE	11

9.	CONFIDENTIALITY	11

10.	LIMITATION OF LIABILITY	12

11.	SEVERANCE	12

12.	ASSIGNMENT AND SUBCONTRACTING	13

13.	NOTICES	13

14.	THIRD PARTY RIGHTS	14

15.	WAIVER	14

16.	CUMULATIVE RIGHTS	14

17.	COUNTERPARTS	14

18.	ENTIRE AGREEMENT	15

19.	GOVERNING LAW AND JURISDICTION	15

SCHEDULE 1
	SERVICES
	Part 1: Employment and Payroll Services	16
	Part 2: IT Services	18
	Part 3: Telephone Services	20
	Part 4: Call Centre Services	21
	Part 5: Office Facilities	23
	Part 6: Other Services	26

SCHEDULE 2
	OVERSEAS BUSINESSES	27

APPENDIX 1
	PRO FORMA COST SCHEDULE	1

APPENDIX 2
	IT HELPDESK SERVICE LEVELS	1

THIS AGREEMENT is made on 31 May 2006

BETWEEN:

(1)	TRAVELEX LIMITED a company incorporated in England and Wales (registered number 4001915) whose registered office is at 65 Kingsway, London WC2B 6TB (the “Seller”);

(2)	TRAVELEX MONEY TRANSFER LIMITED a company incorporated in England and Wales (registered number 04731221) whose registered office is at 65 Kingsway, London WC2B 6TB (the “Company”); and

(3)	COINSTAR, INC. a company incorporated in the state of Delaware, United States of America whose principal place of business is at 1800 114th Avenue, SE Bellevue, Washington 98004, USA (the “Buyer).

RECITALS:

(A)	Under an agreement dated 30 April 2006 (the “Share Sale Agreement”), the Buyer agreed to buy from the Seller the entire issued share capital of the Company.

(B)	Before completion of the Share Sale Agreement, the Seller and/or certain members of the Seller’s Group (as defined in the Share Sale Agreement) provided certain services to the Company. The parties intend that the Seller and/or the relevant member of the Seller’s Group should provide certain services to the Buyer and the Company after completion of the Share Sale Agreement upon the terms of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

“Australian Business”	the business of offering consumer (person to person) remittance services carried on by Travelex Australia in Australia and New Zealand as at the date of this Agreement and operated under the Travelex Money Transfer brand (excluding, for the avoidance of doubt, any business carried on by Travelex Australia in Australia and New Zealand as agent but not as principal);

“Australian End Date”	the earlier of:

(a) the first anniversary of Completion;

(b) the termination of the master agency agreement between the Company and Travelex Australia in relation to the Australian Business;

(c) such other date before the end of the Term as the parties may agree;

“Banque Travelex”	Banque Travelex S.A.;

“Business”	the business of offering consumer (person to person) remittance services carried on by the Group Companies as at the date of this Agreement but excluding, for the avoidance of doubt:

(a)     the commercial/corporate foreign exchange businesses of the Seller and/or any other member of the Seller’s Group, including the business of offering bank to bank wires, travellers’ cheques, drafts and prepaid cards; and

(b)     the business of offering money transfer services carried on by the Seller and/or any other member of the Seller’s Group as agent but not as principal, whether through foreign exchange bureaux or otherwise;

“Employees”	those employees of the Company and the employees of Travelex Money Transfer (Hong Kong) Limited;

“End Date”	the French End Date, the Italian End Date, the US End Date or the Australian End Date (as the case may be);

“Fee”	any fee payable under clause 4.1;

“Force Majeure Event”	an act of god, war or terrorist activity, riot, civil commotion, malicious damage, accident, fire, flood, storm, mechanical breakdown, disruption of utility services, or a strike or other industrial action and any other event beyond the reasonable control of the Seller;

“French Business”	has the meaning given in the Share Sale Agreement;

“French End Date”	the earlier of:

(a) the first anniversary of Completion;

(b) the date on which the French Condition is satisfied; or

(c) such other date before the end of the Term as the Seller and the Buyer may agree in writing;

“Group Companies”	has the meaning given in the Share Sale Agreement;

“Hong Kong Premises”	2210 Level 22 Tower 1 Millenium City, Kouloan, Hong Kong;

“Italian Business”	the business of offering consumer (person to person) remittance services carried on by Travelex Italia as at the date of this Agreement and operated under the Travelex Money Transfer brand (excluding, for the avoidance of doubt, any business carried on by Travelex Italia as agent but not as principal) to be transferred to the Company in accordance with clause 4 of the Share Sale Agreement on the Company being granted a licence under article 106 of the Consolidated Banking law of Italy by the Ufficio Italiano dei Cambio;

“Italian End Date”	the earlier of:

(a) the first anniversary of Completion;

(b) the date on which the Italian Condition is satisfied; or

(c) such other date before the end of the Term as the Seller and the Buyer may agree in writing;

“London Premises”	that part of 65 Kingsway, London, WC2B 6TB as is currently occupied by the Company;

“Losses”	in relation to any matter, all liabilities, losses, claims, costs and expenses relating to that matter;

“Other Agreements”	the agreements listed in schedule 5;

“Overseas Business”	the French Business, the Italian Business and the Australian Business;

“Peterborough Site”	the offices of the Seller at Worldwide House, Thorpe Wood, Peterborough, PE3 6XB, United Kingdom;

“Premises”	the London Premises and the Hong Kong Premises;

“Relevant Period”	the period commencing on the date of this Agreement and ending on the relevant End Date;

“Retail Locations”	the retail locations operated by the Company or by the Buyer providing money transfer services as at 30 June 2007;

“Services”	the services to be provided under this Agreement as listed and upon the terms and conditions set out in schedule 1;

“TCSI”	Travelex Currency Services, Inc.;

“Term”	the term of this Agreement as set out in clause 5;

“Trade Mark Agreement”	the trade mark agreement in the agreed form to be entered into between Travellers Exchange Corporation Limited and the Company on the date of this Agreement;

“TMT Hardware”	the information technology, network and peripheral equipment owned by the Group Companies stored at the Peterborough Site;

“TMT Website”	www.tmtmoney.com;

“Travelex Australia”	Travelex Limited, a subsidiary of the Seller incorporated in Australia;

“Travelex Italia”	Travelex Italia Limited;

“US Business”	the business of offering consumer (person to person) remittance services carried on by TCSI as at the date of this Agreement and operated under the Travelex Money Transfer brand

(excluding, for the avoidance of doubt, any business carried on by TCSI as agent but not as principal);

“US End Date”	the earlier of:

(a) the date on which the US Condition is satisfied; or

(b) such other date before the end of the Term as the Seller and the Buyer may agree in writing; and

“VAT”	value added tax and any similar taxes in any jurisdiction other than the United Kingdom.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	any reference to the parties or a recital, clause or schedule is to the parties or the relevant recital, clause or schedule of or to this Agreement, and any reference in a schedule to a paragraph is to a paragraph of that schedule or, where relevant, that part of the schedule;

1.2.2	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa; and

1.2.4	capitalised terms used and not defined in this Agreement shall have the same meaning as ascribed to them in the Share Sale Agreement.

1.3	The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

2.	SERVICES

2.1	During the Term or for any shorter period specified in schedule 1 in relation to any Service, the Seller shall provide the Services (or shall procure that the relevant member of the Seller’s Group shall provide any relevant Services) to the Company and the Buyer, or where requested by the Company or the Buyer, to another Group Company, subject always to clause 5.1.

2.2	The Seller shall provide the Services with reasonable skill and care and in accordance with any service level agreements entered into between the parties from time to time in relation to the Services.

2.3	To the extent that:

2.3.1	any employees, services and any other assets of the Seller or any other member of the Seller’s Group have been used by the Company or any Group Company in connection with the Business in the 12 month period prior to the Completion Date (as such term is defined in the Share Sale Agreement), but such employees, services or relevant assets will not transfer to the Buyer pursuant to the terms of the Share Sale Agreement (or any document to be entered into pursuant to the terms of the Share Sale Agreement) (such employees, services and assets being hereafter referred to collectively as “Non-Transferred Resources”);

2.3.2	this Agreement, the Trade Mark Agreement or the Seller’s Group Reorganisation Documents do not make specific reference to or provision for the use by the Buyer, the Company or any Group Company of such Non-Transferred Resources after the Completion Date; and

2.3.3	the relevant Non-Transferred Resources have not been specifically excluded from the terms of this Agreement, the Trade Mark Agreement or any Seller’s Group Reorganisation Documents,

to the extent that the Buyer, the Company or any Group Company reasonably require use of any Non-Transferred Resources following the Completion Date, the Seller agrees that following a request from the Buyer and/or the Company for the provision or supply of Non-Transferred Resources, it shall negotiate in good faith with the Buyer or the Company as appropriate to agree the terms for the provision of such Non-Transferred Resources to the Buyer, the Company or the relevant Group Company.

2.4	The Seller shall (or shall procure that the relevant member of the Seller’s Group shall) provide such Non-Transferred Resources as may be agreed on such terms, for such period and for such fee as the parties may agree.

2.5	The Seller shall not unreasonably refuse to provide any Non-Transferred Resources that may be requested by the Buyer or the Company pursuant to this clause 2.

2.6	Where the parties agree that Non-Transferred Resources shall be provided in accordance with the aforementioned procedure, such Non-Transferred Resources shall thereafter be deemed to be “Services” for the purposes of this Agreement.

3.	ASSISTANCE BY THE COMPANY AND BUYER

3.1

The Company and the Buyer shall as soon as reasonably practicable following a demand from the Seller and at their own expense provide the Seller during the Term with any information or assistance which the Seller may from time to time reasonably require in order to enable the Seller to comply with its obligations under this Agreement. The Seller shall have no liability to the Company and/or Buyer in respect of any Losses the Company and/or Buyer may incur as a result of the provision of any Services (or any failure to provide the Services) and which arise out of or in connection with any inaccuracy or incompleteness in the information which the Company and/or the Buyer supplies or any failure by the Company and/or the Buyer to supply any information or assistance so required.

3.2	It is acknowledged that the Seller does not object to the solicitation by the Company of the following employees: Jason Hanshaw; Vinay Vijayan; Sandip Kulkarni; Seema Nair; Hermant Bhoir; Aditya Karnad; or Jayesh Ruperelia.

4.	PAYMENT OF FEES

4.1	In consideration for the supply of the Services to the Buyer and the Company, the Buyer shall pay or shall procure that the Company shall pay to the Seller a fee (which is stated exclusive of any applicable VAT), calculated as follows:

4.1.1	in respect of those Services listed in paragraph 1 of part 1 of schedule 1 in respect of employees of the Company, £167 per month;

4.1.2	in respect of those Services listed in paragraph 1 of part 1 of schedule 1 in respect of employees of Travelex Money Transfer (Hong Kong) Limited and in respect of those Services listed in paragraph 4 of part 6 of schedule 1, HK$667 per month;

4.1.3	in respect of those Services listed in paragraph 3 of part 1 of schedule 1, £500 per month;

4.1.4	in respect of those Services listed in paragraph 1 of part 2 of schedule 1:

4.1.4.1	a fixed fee of €48,897 per month;

4.1.4.2	to the extent that the Company requests the services of any IT staff of the Seller to undertake any additional Services under paragraph 1.2 of part 2 of schedule 1, a daily fee of €297 per day per employee;

4.1.5	in respect of those Services listed in paragraph 2 of part 2 of schedule 1, £500 per Employee per month;

4.1.6	in respect of those Services listed in part 4 of schedule 1:

4.1.6.1	a fixed fee of £2,500 per month;

4.1.6.2	a fee in respect of each telephone call received by the Call Centre of £2 per call;

4.1.6.3	an additional fee of £3,900 per month in respect of the cost of three full time employees providing the Services listed in part 4 of schedule 1;

4.1.7	in respect of use of the London Premises and related Services listed in part 5 of schedule 1, £22,932 per month, save that to the extent that the cost of providing such Services is different to the Fee, the Fee shall be adjusted appropriately;

4.1.8	in respect of provision of one car parking space in London as listed in part 5 of schedule 1, at the cost per month charged by the provider of the space;

4.1.9	in respect of the Hong Kong Premises and the related Services listed in part 5 of schedule 1, HK$19,706 per month save that to the extent that the cost of providing such Services is different to the Fee, the Fee shall be adjusted appropriately;

4.1.10	in respect of those Services listed in paragraph 1 of part 6 of schedule 1, £250 per month; and

4.1.11	in respect of those Services listed in paragraph 2 of part 6 of schedule 1, £5,000 per internal audit.

4.2	Each Fee in respect of which a monthly charge is payable shall be pro-rated on a daily basis in the event that the period in respect of which the relevant Service is to be paid for begins or ends other than on the last day of a month.

4.3	Payments to be made by the Buyer to the Seller under this Agreement shall be made in euros, pounds sterling or Hong Kong dollars (as set out in clause 4.1) by telegraphic transfer of immediately available funds to such bank accounts of the Seller or a member of the Seller’s Group of which the Seller gives the Buyer at least 10 Business Days’ notice from time to time.

4.4	Each payment to be made by the Buyer under this Agreement shall be paid free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

4.5	In addition to the Fees, the Buyer shall reimburse the Seller in accordance with clause 4.6 for all reasonable costs and expenses (together with VAT if applicable) reasonably incurred by the Seller in connection with providing the Services provided that the Buyer is first given reasonable documentary evidence that those expenses have been incurred.

4.6	The Buyer shall reimburse the Seller in respect of any costs incurred by the Seller in terminating the employment of the three employees providing the call centre services listed in part 4 of schedule 1 at the end of the Term, provided that such costs are limited to the statutory or contractual redundancy payments payable to such employees, the Buyer is first given reasonable documentary evidence of such costs and the Seller shall attempt to redeploy such employees within the Call Centre before terminating the employment of such employees.

4.7

The Seller shall invoice the Buyer on a monthly basis in arrears for the amount of the Fees payable in respect of the previous month and any expenses incurred by it during the previous month in accordance with clause 4.5 (in each case together with VAT if applicable). The Seller shall supply with each invoice reasonable documentary evidence of all costs and expenses included in that invoice. The Buyer shall pay to the Seller in accordance with clause 4.3 the amounts specified in each such invoice (together with VAT) within 30 days of the date of the invoice.

5.	TERM

5.1	The Term shall begin on the date of this Agreement and, subject to clauses 5.2 and 8.2, shall continue for a period of 12 months and thereafter until terminated by not less than one months’ prior written notice to be given by any party to the others to expire at any time on or after the first anniversary of the date of this Agreement. Notwithstanding the foregoing, the Buyer and the Company may elect by notice to the Seller not to receive any of the Services provided to them which are listed in any part of schedule 1 (or any paragraph of any part of schedule 1) with effect from any date specified in the notice for the purpose (not being later than the first anniversary of the date of this Agreement and not being earlier than the date falling 30 days after the date of the notice), and with effect from the date so specified, the Seller shall no longer be obliged to supply those Services or the Buyer to pay for them, but this Agreement shall otherwise continue in full force and effect.

5.2	Either the Seller or the Buyer may, by notice to the other, bring the Term to an immediate end if:

5.2.1	the other party fails to pay any sum payable under this Agreement or the Trade Mark Agreement when due and does not remedy that failure on or before the date falling 10 Business Days after the date of being asked to do so or is otherwise in material breach of this Agreement or the Trade Mark Agreement and (where that breach is remediable) has not remedied it on or before the date falling 15 Business Days after the date of being asked to do so;

5.2.2	the other party passes any resolution for voluntary winding-up (within the meaning of section 84(2) Insolvency Act 1986) or is wound up by the court;

5.2.3	the other party has a notice of intention to appoint an administrator filed against it, or the other party is the subject of an administration order, or an administrator is otherwise appointed over the other party;

5.2.4	the other party makes any proposal under Part I Insolvency Act 1986 for a composition in satisfaction of its debts or a scheme of arrangement of its affairs, under section 425 Companies Act 1985 for a compromise or arrangement between it and its creditors or any class of them or makes any arrangement or compromise with its creditors generally;

5.2.5	the other party has a receiver, administrative receiver or manager appointed over any of its assets;

5.2.6	the other party is deemed unable to pay its debts within the meaning of section 123(1)(a) Insolvency Act 1986;

5.2.7	all or any part of the security created by any mortgage, charge, debenture or other security executed by the other party becomes enforceable and the party in whose favour that security is granted takes steps to enforce it; or

5.2.8	the other party is the subject of any occurrence analogous to those in clauses 5.2.2 to 5.2.7 in any jurisdiction other than England and Wales.

References in this clause 5.2 to the “other party” are (in the context of a notice given by the Seller) references to the Buyer or the Company, so that the Seller may give notice under this clause 5.2 if any of the sub-clauses apply in relation to the Buyer or the Company. References in this clause 5.2 to the “other party” are (in the context of a notice given by the Buyer) references to the Seller or any parent undertaking of the Seller, so that the Buyer may give notice under this clause 5.2 if any of the sub-clauses apply in relation to the Seller or any parent undertaking of the Seller.

5.3	The accrued rights of each party against the others at the end of the Term shall survive the ending of the Term, however occasioned.

6.	OPERATION OF THE OVERSEAS BUSINESS

6.1	Until the French End Date, the Seller shall procure that Banque Travelex shall use all reasonable endeavours to operate the French Business in the ordinary course.

6.2	Until the Italian End Date, the Seller shall procure that Travelex Italia shall use all reasonable endeavours to operate the Italian Business in the ordinary course.

6.3	Until the US End Date, the Seller shall procure that TCSI shall use all reasonable endeavours to operate the US Business in the ordinary course.

6.4	If before the relevant End Date, the Seller or the Buyer becomes aware of any fact or matter likely to give rise to a sustained and material effect on the revenue or costs of the French Business, the Italian Business or the US Business (as the case may be), the Seller and the Buyer shall meet to discuss such fact or matter and the Seller shall use all reasonable endeavours, at its own cost, to mitigate the effect of the relevant fact or matter to the extent that it is within its reasonable control (or the reasonable control of Banque Travelex, Travelex Italia or TCSI), provided that the aggregate costs incurred by the Seller’s Group in compliance with this clause shall not exceed US$500,000.

6.5	The provisions in schedule 2 shall apply.

7.	BRANDING AND TRADE MARKS

Notwithstanding any other provision of this Agreement, the Share Sale Agreement or the Trade Mark Agreement, the Company and the Buyer shall procure that none of the Retail Locations are branded with or operated under the name “Travelex” on or after 30 June 2007.

8.	FORCE MAJEURE

8.1	If a Force Majeure Event occurs which prevents the Seller from, or delays it in, performing any of its obligations under this Agreement, then:

8.1.1	the Seller shall have no liability to the Company and/or the Buyer to the extent that it is so prevented or delayed;

8.1.2	as soon as reasonably possible after the Force Majeure Event occurs, the Seller shall notify the Company and the Buyer of the occurrence of the Force Majeure Event, the date when it occurred and its likely effect on the Seller’s ability to perform its obligations under this Agreement;

8.1.3	the Seller shall use all reasonable endeavours to mitigate the effects of the Force Majeure Event upon the performance of its obligations under this Agreement; and

8.1.4	as soon as reasonably possible after the Force Majeure Event ends, the Seller shall notify the Company and the Buyer in writing of the ending of the Force Majeure Event.

8.2	If the Seller is prevented from or delayed in performing any of its obligations under this Agreement by a Force Majeure Event for more than 30 days after the Force Majeure Event occurs, the Buyer on behalf of itself and the Company may bring the Term to an end with immediate effect by notice to the Seller.

8.3	The Buyer shall not be obliged to make any payments to the Seller under the terms of this Agreement in respect of any Services in respect of any period when the Seller is prevented from providing such Services due to the occurrence of a Force Majeure Event. The amount of the Fee shall be adjusted (pro-rated on a daily basis) for any period of this Agreement where any of the Services are not provided due to a Force Majeure Event.

9.	CONFIDENTIALITY

9.1	No party may make any press release or other public announcement about this Agreement or the transactions contemplated by it or disclose any of the terms of this Agreement except with the consent of the other parties.

9.2	Clause 9.1 shall not apply to any disclosure made by a party to a member of its Group or to its professional advisers, or to any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that the party required to make such an announcement or disclosure shall first take all such steps as may be reasonable and practicable in the circumstances to consult with the other party, and shall take into account its reasonable comments.

9.3	Each party shall ensure that any member of its Group or professional adviser to which it discloses information under clause 9.2 is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

10.	LIMITATION OF LIABILITY

10.1	Nothing in this clause 10 shall limit the Seller’s liability for death or personal injury or for fraud.

10.2	Save as provided in clause 10.3 and in any service level agreement entered into between the parties in relation to the Services set out in part 2 of schedule 1 from time to time, the aggregate liability of the Seller in respect of any loss or damage suffered by the Buyer and the Company and arising out of or in connection with this Agreement, whether in contract, tort (including negligence) or for breach of statutory duty or in any other way, shall not exceed the amount of the Fee actually paid by the Buyer to the Seller pursuant to this Agreement.

10.3	Notwithstanding clause 10.2 but subject to the terms of any service level agreement entered into between the parties in relation to the Services set out in part 2 of schedule 1 from time to time, the aggregate liability of the Seller in respect of any loss or damage suffered by the Buyer and the Company and arising out of or in connection with the Services to be provided by the Seller pursuant to part 2 of schedule 1, whether in contract, tort (including negligence) or for breach of statutory duty or in any other way, shall not exceed €50,000.

10.4	The Seller shall not be liable, in contract, tort (including negligence) or for breach of statutory duty or in any other way for:

10.4.1	any economic loss (including loss of revenues, profits, contracts, business or anticipated savings); or

10.4.2	any loss of goodwill or reputation; or

10.4.3	any indirect or consequential losses,

in any case whether or not such losses were within the contemplation of the parties at the date of this Agreement, suffered or incurred by the Buyer arising out of or in connection with the Services to be provided by the Seller under this Agreement.

10.5	Without limiting clause 5.3, this clause 10 shall continue to apply after the Term has ended.

11.	SEVERANCE

11.1	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

11.2	If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

12.	ASSIGNMENT AND SUBCONTRACTING

12.1	Subject to clause 12.2, neither party may assign or otherwise dispose of any of its rights under this Agreement, at law or in equity, including by way of security or declaration of trust. Any purported assignment in breach of this clause shall confer no rights on the purported assignee.

12.2	The Seller shall not subcontract its obligations under this Agreement without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), save in circumstances where the Seller’s Group subcontracts the provision of such Services in relation to all or substantially all the Seller’s Group.

13.	NOTICES

13.1	Any notice, consent or other communication given under this Agreement shall be in writing and in English and signed by or on behalf of the party giving it and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows (and, for the avoidance of doubt, may not be given by email):

to the Buyer:

For the attention of:	General Counsel

Address:	Coinstar Inc, PO Box 91258, Bellevue, WA 98009-9258

Facsimile number:	425 943 8090

with a copy (which shall not constitute notice) to: the Buyer’s US Attorneys (Ref: Lynn Hvalsoe).

to the Seller:

For the attention of:	The Company Secretary

Address:	Travelex Limited, 65 Kingsway, London, WC2B 6TB

Facsimile number:	020 7400 4001

with a copy (which shall not constitute notice) by hand to the Seller’s Solicitors at 90 High Holborn, London, WC1V 6XX (reference: SJH)

to the Company:

For the attention of:	Mohit Davar

Address:	Travelex Money Transfer Limited, 65 Kingsway, London, WC2B 6TB

Facsimile number:	020 7400 4001

with a copy (which shall not constitute notice) to the Buyer (as set out above).

13.2	Either party may from time to time notify the other of any other person, address or fax number for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

13.3	Any notice, consent or communication given or made in accordance with clause 13.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

13.4	The provisions of clause 13.1 shall not apply in relation to the service of any process in any proceedings arising out of or in connection with this Agreement.

14.	THIRD PARTY RIGHTS

14.1	Subject to clause 14.2, except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This clause does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.2	Each of the Group Companies may rely upon or enforce any term of this Agreement in respect of the Services provided to a Group Company in accordance with the terms of this Agreement.

15.	WAIVER

A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a wavier of that or any other right or remedy. A waiver of a breach of any term of this Agreement shall not constitute a wavier of any other breach of this Agreement.

16.	CUMULATIVE RIGHTS

The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts each one of which shall be an original but all of which together shall constitute one and the same instrument, and shall not be effective until each of the parties has executed at least one counterpart.

18.	ENTIRE AGREEMENT

This Agreement, the Trade Mark Agreement and the Share Sale Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersede any previous agreement between the parties in connection with the supply of the Services to the Buyer and the Company, and the Buyer acknowledges that save where expressly stated to the contrary all implied warranties and obligations in relation to those Services are excluded to the extent permitted by law. Each of the Buyer and the Company irrevocably and unconditionally waives any right it may have to sue the Seller in misrepresentation, or to rescind this Agreement, by reason of any non-fraudulent misrepresentation made by or on behalf of the Seller in connection with the provision of the Services.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

19.2	Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

19.3	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

SCHEDULE 1

SERVICES

Part 1: Employment and Payroll Services

1.	PAYROLL SERVICES

The services to be provided under this paragraph 1 of part 1 of schedule 1 are as follows:

1.1	calculation of the salaries (and other emoluments) payable to the Employees;

1.2	calculation of payroll taxes (including, in the United Kingdom, PAYE and national insurance contributions) to relevant authorities in respect of emoluments payable to the Employees (employer and employee payments/deductions;

1.3	in the United Kingdom, individual PAYE and NI return preparation (P60 and P45 if required) in respect of emoluments payable to the Employees;

1.4	payroll filings required to be made by law in respect of emoluments payable to the Employees;

1.5	maintenance of payroll reports to include inputting of weekly, monthly and yearly payroll data and provision of general ledger entries in respect of emoluments payable to the Employees;

1.6	the provision of details of the total amount to be paid by the Company in respect of the monthly payroll determined under paragraph 1.1 above and the payroll taxes determined under paragraph 1.2 above to the Company for approval at least five days before the monthly salaries are usually paid each calendar month in respect of payroll and at least five days before payment is due in respect of payroll taxes; and

1.7	following the provision of the details required under paragraph 1.6 above, the Seller shall procure that such amounts are paid on such date as such amounts are usually paid subject always to the Company having transferred to the Seller sufficient cleared funds to such bank account of the Seller of which the Seller has given the Company not less than five Business Days’ notice to enable such payments to be made.

2.	SECONDMENT

2.1	The Seller shall use reasonable endeavours to procure that the services of:

2.1.1	Paul Kamminga (a money laundering compliance officer); and

2.1.2	Zahid Kalolwala (an employee of Travelex Dubai),

(together, the “Secondees”) are seconded to the Company for a period of six months on the terms reasonably acceptable to the Secondees and the Company. In the event that either Secondee does not accept the offer of such secondment, the Seller will provide all reasonable assistance to the Company in seeking alternative arrangements.

2.2	The Buyer shall reimburse the Seller in respect of the salary and other costs and emoluments of the Secondees during such period including, for the avoidance of doubt, all travel costs paid by the Seller to the Secondees and a £2,000 bonus to be paid to Paul Kamminga at the end of his secondment.

2.3	The Company shall indemnify the Seller in respect of any Losses arising from any claims made against the Seller or any member of the Seller’s Group by any Secondee during his period of secondment.

3.	HR SUPPORT

The Seller shall provide the assistance of Angela Hyde or a suitable replacement for a period of six months from the date of this Agreement to deal with HR queries and to provide HR support to the Company in relation to recruitment and HR policies and procedures. Angela Hyde or a suitable replacement will be required to devote the same amount of time per month in the provision of such services as she has provided to the Company prior to the date of this Agreement.

4.	SUPPLY OF INFORMATION

Without limiting clause 3, except to the extent previously supplied to the Seller, the Company shall notify the Seller of the names, addresses, date of birth, length of service, all relevant amounts of salary, overtime, directors’ fees, holiday pay, sick leave, bonus, car allowance, pension (employer and employee contributions), life assurance, health care cover, season ticket loans, redundancy or other termination payments and any other emoluments in respect of all the Employees to whom emoluments are to be paid by the Seller in accordance with this part 1 of schedule 1 on or before the date falling 10 Business Days prior to the day in the calendar month falling during the Term on which such payments are to be made.

Part 2: IT Services

1.	GENERAL SERVICES

1.1	The TMT Hardware shall remain at the Peterborough Site and the Seller shall allow the Company reasonable access (on not less than 48 hours notice and accompanied by a representative of the Seller) to the server room at the Peterborough Site for the purpose of maintaining the TMT Hardware.

1.2	The Seller shall provide reasonable IT support and development services to the Company (at current usage levels) including access to the Seller’s support helpdesk (to the service levels set out at Appendix 2).

1.3	The Seller shall procure that the TMT website is hosted on the Seller’s server and maintained in the same manner as it has done so to date. The Seller requires not less than 5 Business Days notice before any changes to the TMT Website can be implemented.

1.4	The Seller will provide all reasonable assistance to the Company in relation to the migration of the TMT Systems to the Buyer and the transfer of data to the Buyer subject always to applicable data protection regulations.

1.5	The Seller and the Company will use reasonable endeavours to agree a mechanism to allow for any changes or enhancements of the TMT System (including, application internet system, back office and interfaces). All work to be carried out by the Seller will be subject to the express agreement of the Seller, including as to the applicable fee and time period during which the work is to be carried out.

1.6	The Company agrees to allow the Seller’s representatives access to the TMT Systems in order for such systems to be maintained, including, virus protection maintenance, physical hardware maintenance and general systems maintenance.

1.7	The Seller shall use all reasonable endeavours to provide the Company with the use of Microsoft Exchange, Prime, Dream, Network Infrastructure, Firewalls and Server Maintenance.

1.8	The Seller shall use all reasonable endeavours to provide the Company the use of STRAS (including TMT data and source code). For the avoidance of doubt, the Seller will continue to use STRAS for the purposes of its own business.

1.9	The Seller shall provide the Company with use of TION until the Company is able to enter into an agreement with Connect Informatica for the provision of TION.

1.10	The Seller shall maintain the email addresses and accounts used by employees of the Company in the format [name]@travelex.com during the Term and shall forward any such emails received by it to such new email addresses of the Company of which the Company shall give the Seller notice for a period of three months after the end of the Term. It being acknowledged that the Buyer intends to move to new email addresses and accounts as soon as reasonably practicable after the date of this Agreement.

1.11	The Seller shall permit the Company to order any new TMT Hardware through the Seller’s current IT supplier.

2.	KINGSWAY SUPPORT SERVICES

The Seller shall provide the Employees with access to the IT support services currently provided to the Company at the Kingsway Premises to the same standard as those provided prior to the date of this Agreement.

Part 3: Telephone Services

The Seller shall provide all reasonable assistance to the Company in connection with the transfer of the mobile telephone numbers of the Employees to such new mobile telephone service provider as the Company may determine.

Part 4: Call Centre Services

1.	In this schedule, the following expressions have the following meanings:

“Agent”	any agent of the Company in respect of the Business whose details have been provided to the Seller for the purposes of providing the Call Centre Services in such detail and format as the Seller and the Company may agree from time to time;

“Call Centre”	the telephone call handling centre maintained by Travelex Central Services Limited at the Peterborough Site (or such other call centre as the Seller (or any member of the Seller’s Group) may operate from time to time);

“Call Centre Services”	the services to be provided under this part 4 of schedule 1;

“Charges”	the charges that the Company makes of Customers for the provision of money transfer services as shall be notified to the Seller from time to time; and

“Customer”	any customer of the Company in respect of the Business.

2.	The Seller shall operate the Call Centre at the following times:

2.1	for those Services set out in paragraphs 6.1 and 6.2, 24 hours a day, 7 days a week; and

2.2	for those Services set out in paragraph 6.3:

2.2.1	Mondays to Fridays between the hours of 8.00 a.m. and 8.00 p.m. UK time; and

2.2.2	Saturdays and Sundays between the hours of 10.00 a.m. and 6.00 p.m. UK time; and

3.	The Seller shall provide the Call Centre Services in English and such other languages as the Call Centre is able to provide from time to time.

4.	The Seller reserves the right to vary any telephone number or numbers by which the Call Centre Services are to be accessed in the event of any number changes imposed by any regulatory authority or a change in any third party service provider or location of the Call Centre.

5.	Each call received at the Call Centre from a Customer will be answered using the form of words agreed by the Seller and the Company.

6.	The Seller agrees to provide the following Call Centre Services:

6.1	the answering of calls from Agents for the purposes of providing information regarding the locations of other Agents, their opening hours, the transfer of funds from one Agent to another, payout problems, GOPI/BTS cancellations, exceptional transactions, globe card pre-registration queries from the USA and such other information in relation to the Business as shall be agreed between the Seller and the Company from time to time;

6.2	the answering of calls from the Customers for the purposes of providing information regarding the locations of Agents, their opening hours, the Charges and such other information in relation to the Business as shall be agreed between the Seller and the Company from time to time; and

6.3	the processing of requests by Agents for the transfer of funds on behalf of Customers to other Agents by electronic means via the Company’s mainframe computer situated at the Peterborough Site utilising the TMT Hardware situated in the Call Centre.

Part 5: Office Facilities

1.	OFFICE FACILITIES

1.1	The Seller shall provide the Company with office facilities at each of the Premises as set out in the following paragraphs of this part 5 of schedule 1 for the periods and upon the terms and conditions specified in those paragraphs.

1.2	The Seller shall ensure that all correspondence, couriers, facsimiles and visitors arriving at each of the Premises for the attention of the Buyer and/or the Company are appropriately directed to the Company during the period for which the Company is to be provided with office facilities at that Premises.

1.3	The Company shall not:

1.3.1	use the office facilities for any purpose other than for the Business;

1.3.2	install any furniture or equipment or alter the office space or its internal layout without the prior written approval of the Seller;

1.3.3	interfere with the conduct of the Seller’s business at the Premises;

1.3.4	damage any of the decorations, fixtures and fittings or other equipment at the Premises;

1.3.5	affix or display anything in the windows or the doorways at the Premises without the prior written consent of the Seller.

1.4	The Company shall:

1.4.1	conduct its business from the office space in each Premises in a way which does not interfere with the Seller; and

1.4.2	vacate the office space at each of the Premises on the expiry of the period for which the Company is to be provided with the facilities at that Premises.

2.	LONDON PREMISES

The provision of office space at the London Premises which shall be occupied by the Company as licensee only for the period from the Completion Date until the date falling 12 months after the Completion Date including the following:

2.1	use of the office facilities at the London Premises as set out in this paragraph 2;

2.2	use of office furniture and general office equipment at the London Premises (being the same as that used by the Company immediately prior to the date of this Agreement);

2.3	office cleaning services;

2.4	toilet facilities;

2.5	telephones (other than mobile telephones) and fax machines;

2.6	postal facilities (at current usage levels);

2.7	photocopiers;

2.8	reception facilities;

2.9	use of meeting rooms (on a shared basis with the Seller, at current usage levels and subject to availability);

2.10	gas, electricity and water; and

2.11	heating and lighting

Provided that:

2.12	the Seller shall be entitled to terminate the license to occupy the London Premises on not less than seven days’ prior written notice if it receives notice from the landlord of the London Premises requiring it to comply with the provisions of the lease of the London Premises in relation to alienation or sharing occupation (as a result of the existence of this license);

2.13	the Seller shall retain legal possession of the London Premises and no relationship of landlord and tenant shall be created; and

2.14	the license to occupy is personal to the Company.

3.	HONG KONG PREMISES

The provision of office space at the Hong Kong Premises which shall be occupied by the Company as licensee only for the period from the Completion Date until the date falling six months after the Completion Date, including the following:

3.1	use of the office facilities at the Hong Kong Premises as set out in this paragraph 3;

3.2	use of office furniture and general office equipment at the Hong Kong Premises (being the same as that used by the Company immediately prior to the date of this Agreement);

3.3	office cleaning services;

3.4	toilet facilities;

3.5	telephones (other than mobile telephones) and fax machines;

3.6	postal facilities (at current usage levels);

3.7	photocopiers;

3.8	reception facilities;

3.9	use of meeting rooms (on a shared basis with the Seller, at current usage levels and subject to availability);

3.10	access to the staff rest areas and kitchen facilities;

3.11	gas, electricity and water; and

3.12	heating and lighting.

Provided that:

3.13	the Seller shall be entitled to terminate the license to occupy the Hong Kong Premises on not less than seven days’ prior written notice if it receives notice from the landlord of the Hong Kong Premises requiring it to comply with the provisions of the lease of the Hong Kong premises in relation to alienation or sharing occupation (as a result of the existence of this license);

3.14	the Seller shall retain legal possession of the Hong Kong Premises and no relationship of landlord and tenant shall be created; and

3.15	the license to occupy is personal to the Company.

4.	CAR PARKING

The Company shall be entitled to use of one car parking space at the NCP car park on Drury Lane, London for Mohit Davar for the period for which the London Premises are occupied by the Company.

Part 6: Other Services

1.	ACCOUNTS PAYABLE SERVICES

The Seller shall provide the Company with the “accounts payable” services currently provided to the Company by the Seller at the Peterborough Site including, the payment of invoices provided to the Seller by the Company subject always to the Company having transferred to the Seller sufficient cleared funds to such bank account of the Seller of which the Seller gives the Company not less than five Business Days’ notice to enable such payments to be made.

2.	INTERNAL AUDIT

2.1	The Seller shall provide appropriate resources for the carrying out of two internal audits of the Company to be carried out at six monthly intervals.

2.2	The scope of such internal audits shall be agreed between the Seller and the Company provided that such internal audits shall be carried out to substantially the same standard as those carried out by the Seller prior to the date of this Agreement.

3.	TRAVEL SERVICES

The Seller shall permit the Company to continue to use the services of its travel agent, BTI for a period of three months after the date of this Agreement.

4.	HONG KONG ACCOUNTS PAYABLE SERVICES

The Seller shall provide the Company with the “accounts payable” services currently provided to the Company by the Seller at the Hong Kong Site including, the payment of invoices provided to the Seller by the Company subject always to the Company having transferred to the Seller sufficient cleared funds to such bank account of the Seller of which the Seller gives the Company not less than five Business Days’ notice to enable such payments to be made.

SCHEDULE 2

OVERSEAS BUSINESSES

1.	In respect of each of the Overseas Businesses, within 20 Business Days of the end of each calendar month ending during the Relevant Period relating to that Overseas Business, the Seller shall provide the Company with details of the costs incurred by that Overseas Business in respect of the previous month being:

1.1	in the case of the French Business, of a type listed in Appendix 1; or

1.2	in the case of the Italian Business and the Australian Business, of a type agreed between the parties from time to time or, in the absence of such agreement any costs reasonably incurred by Travelex Italia (in the case of the Italian Business) or Travelex Australia (in the case of the Australian Business),

(save that, in the case of the month in which Completion takes place, such period shall be from the date of Completion up to and including the last day of the calendar month in which Completion takes place, and in the case of the month in which the relevant End Date occurs, such period shall be for the period from the first the first day of the month in which the relevant End Date occurs up to and excluding the relevant End Date) in each case in such other format as the parties may agree (the “Cost Schedule”).

2.	On the date falling 30 days after delivery of each Cost Schedule in accordance with paragraph 1, the Company shall pay to the Seller in euros an amount equal to the amount by which:

2.1	the total costs incurred by the relevant Overseas Business in respect of the period to which the relevant Cost Schedule relates as set out in the relevant Cost Schedule; exceeds

2.2	the aggregate of:

2.2.1	the aggregate fees paid to the Seller or any member of the Seller’s Group pursuant to the outsourcing agreement between Banque Travelex and the Company in the case of the French Business and the master agency agreement between Travelex Italia and TMT in the case of the Italian Agreement;

2.2.2	the sum of the commissions paid to Travelex Belgium NV pursuant to the master agency agreement in relation to the operation of the Business in Belgium less aggregate commissions paid by Travelex Belgium NV pursuant to all sub-agents agreements in relation to the operation of the Business in Belgium; and

2.2.3	the sum of the commissions paid to Travelex Australia pursuant to the master agency agreement in relation to the Australian Business less the aggregate commissions paid by Travelex Australia pursuant to all sub-agents agreements in relation to the Australian Business, in each case during the period to which the relevant Cost Schedule relates.

SIGNED by	) /s/ David Painter
duly authorised on behalf of	)
TRAVELEX LIMITED	)

SIGNED by	) /s/ Mohit Davar
duly authorised on behalf of	)
TRAVELEX MONEY TRANSFER LIMITED	)

SIGNED by	) /s/ David W. Cole
duly authorised on behalf of	)
COINSTAR, INC.	)